KPMG LLP 345 Park Avenue New York, NY 10154-0102

Exhibit 16.1

August 10, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Committed Capital Acquisition Corporation II and, under the date of March 31, 2015, we reported on the financial statements of Committed Capital Acquisition Corporation II as of and for the year ended December 31, 2014. On August 6, 2015, we were dismissed. We have read Committed Capital Acquisition Corporation II's statements included under Item 4.01 of its Form 8-K dated August 10, 2015, and we agree with such statements except that (i) we are not in a position to agree or disagree with Committed Capital Acquisition Corporation II’s statement that the change was approved by the board of directors and (ii) we are not in a position to agree or disagree with Committed Capital Acquisition Corporation II’s statement that WithumSmith+Brown, PC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Committed Capital Acquisition Corporation II’s financial statements during the fiscal year ended December 31, 2014 and the subsequent interim period through August 6, 2015.

Sincerely,

/s/ KPMG LLP